UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  June 28, 2006

ARCH CAPITAL GROUP LTD.
(Exact name of registrant as specified in its charter)

Bermuda (State or other jurisdiction of incorporation)	0-26456 (Commission File Number)	N/A (I.R.S. Employer Identification No.)

Wessex House, 45 Reid Street, Hamilton HM 12, Bermuda
(Address of principal executive offices)

Registrant’s telephone number, including area code: (441) 278-9250

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐                                    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                                    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                                    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                                    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.       Other Events.

As previously reported, on December 29, 2005, Arch Reinsurance Ltd. (the “Ceding Company”), a subsidiary of Arch Capital Group Ltd., entered into a quota share reinsurance treaty (the “Treaty”) with Flatiron Re Ltd. (“Flatiron Re”), a newly-formed Bermuda reinsurance company, pursuant to which Flatiron Re is assuming a 45% quota share of certain lines of property and marine business underwritten by the Ceding Company for the 2006 and 2007 underwriting years (subject to extension by Flatiron Re to the Ceding Company’s 2008 underwriting year under certain circumstances). Effective June 28, 2006, the parties amended the Treaty to increase the percentage ceded to Flatiron Re from 45% to 70% of all covered business bound by the Ceding Company from (and including) June 28, 2006 until (and including) August 15, 2006 provided such business does not incept beyond September 30, 2006. The ceding percentage for all business bound outside of this period will continue to be 45%, subject to adjustment as provided under the Treaty.

Flatiron Re is required to contribute funds into a trust for the benefit of the Ceding Company (the “Trust”). Effective June 28, 2006, the parties amended the Treaty to provide that, for the period ending on December 31 of the final underwriting year covered by the Treaty, the amount required to be on deposit in the Trust, together with certain other amounts, is an amount equal to the greater of (1) $800 million and (2) a calculated amount estimated to cover ceded losses arising from in excess of two 1-in-250 year events for the applicable forward twelve-month period (the “Requisite Funded Amount”). For the period after the end of the final underwriting year covered by the Treaty through the earning of all written premium, the Requisite Funded Amount will be the calculated amount described in clause “(2)” above.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  July 7, 2006

ARCH CAPITAL GROUP LTD.
(Registrant)

By:	/s/ John D. Vollaro
	Name:	John D. Vollaro
	Title:	Executive Vice Presidentd, Chief Financial Officer and Treasurer

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